UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 30, 2012

HYPERDYNAMICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

001-32490 (Commission File Number)		87-0400335 (IRS Employer Identification No.)
12012 Wickchester Lane, Suite 475 Houston, Texas 77079 (Address of principal executive offices, including zip code)

voice: (713) 353-9400 fax: (713) 353-9421

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

We are an independent oil and gas exploration company with large prospects in offshore Republic of Guinea (“Guinea”) in Northwest Africa.  We are currently engaged in the drilling there of an exploratory well, the Sabu-1, pursuant to rights granted to us by Guinea under a Hydrocarbon Production Sharing Contract, as amended (the “Concession”).  We are the operator and hold a 77% interest.  Our participant, Dana Petroleum, PLC (“Dana”), which is a subsidiary of the Korean National Oil Corporation, holds the remaining 23% interest in the Concession.  We have conducted 2-dimensional (“2-D”) and 3-dimensional (“3-D”) surveys of a portion of the Concession. The acquisition phase of a new 3-D seismic survey covering approximately 4,000 square kilometers in the deeper water portion of the Concession was recently completed by the CGG Veritas Ocean Endeavor. Processing of the 3-D data set is in progress, with the first preliminary time section results expected in March 2012.  Completion of that work is expected in the second half of 2012.

Offshore Guinea is a vast frontier which we believe is dramatically underexplored compared to other countries along the coast of West Africa.  Our Guinea prospects are centered in a virgin basis among multiple highly prospective trends/plays, which we believe hold great resource potential.  However, we have no production from any wells offshore Guinea, and we have no reserves.  There can be no assurance that these prospective trends/plays are economically drillable or will ever be upgraded into reserves.

We have identified leads based on seismic and geological information that indicates the potential presence of oil.  However, the areas that we decide to drill may not yield oil in commercial quantities or quality, or at all.  Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures.  Accordingly, we do not know if any of our prospects will contain oil in sufficient quantities or quality to recover drilling and completion costs or to be economically viable.  Even if oil is found in commercial quantities, construction costs of oil pipelines or floating production systems, as applicable, and transportation costs may prevent such leads from being economically viable.  If our exploration efforts do not prove to be successful, our business, financial condition and results of operations will be materially adversely affected.

In October 2011 we commenced drilling operations on the Sabu-1 well.  The well was drilled to a total subsea depth of 2,224 meters, putting the well near the top of Cretaceous age sediments, and the next string of 13-3/8 inch casing was successfully set.  Following retesting of the blowout preventer, the well was drilled to a subsea depth of 2,304 meters.  Drilling equipment problems were encountered, and drilling was suspended for several days for repairs to be made. Drilling resumed on January 29, 2012, but there is no assurance of whether drilling will be discontinued again, or be completed, or the costs associated therewith.

The costs of the Sabu-1 well are greater than we expected due to mechanical and operational issues on the drilling rig, logistical delays resulting from limited port facilities in Guinea, and an expanded well logging program.  Our current estimate of the cost of the Sabu-1 well is approximately $125 million, or approximately $96.3 million for our 77% interest.  Of these estimated well costs, approximately $73.2 million gross has been paid, or approximately $56.4 million based on our 77% interest.

Our estimate of the costs of the 3-D seismic survey and processing is $29 million gross, or approximately $22.3 million based on our 77% interest.  Of these estimated 3-D seismic costs, approximately $13.0 million gross has been paid, or approximately $10.0 million based on our 77% interest.

The unexpectedly high cost of the Sabu-1 well has adversely affected our cash position and liquidity. We currently have cash and restricted cash of $67.8 million. After giving effect to our estimated net remaining costs to complete both the 3-D seismic survey and Sabu-1 well (including $3.8 million owed to us by Dana for well costs), our remaining cash at January 27, 2012 would be approximately $19.4 million.

Accordingly, based on our current cash resources and cost estimates, we believe that we have the capital resources to complete the drilling of the Sabu-1and to complete the processing of the 3-D seismic survey.  However, there may be additional delays and problems associated with this well that we cannot predict with certainty at this time and that may ultimately exceed our current cost estimates for the remaining work to be completed on the well.  Offshore operations are subject to a variety of operating risks and subject to loss from such risks resulting in, among others, drilling delays, significant damage to the rig and higher drilling costs.  Unexpected delays and increases in costs associated with the Sabu-1 or with wells drilled in the future, could adversely affect our results of operations, financial position, liquidity and business plans.

Our exploration plan in 2011 contemplated a two well exploration program using the same drilling rig, beginning with the Sabu-1 well, and continuing soon thereafter with a second well.  After consideration of the suitability and cost performance of that rig and the effect of the delays and increased cost on our liquidity and capital resources, we plan to defer the commencement of the next exploration well.  Our ability to drill a second well will depend on obtaining additional cash resources through equity or debt financings, sales of additional interests in the Concession, or through other means.  If we sell additional interests in the Concession, our percentage interest will decrease.  The terms of any capital raising arrangements may not be advantageous for us.

We established an office in London in 2011 to review new prospects outside of Guinea to further diversify our asset base, which may include acquiring producing properties.  We have made payments of $10 million in connection with a prospective investment in oil and gas properties.  We have not entered into a binding purchase agreement, and there are significant contingencies to completion of the transaction.  There can be no assurance that these contingencies will be satisfied.  If the transaction is not completed, these payments may not be recovered, which could adversely affect our results of operations and financial position.

This update contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our future plans and expected performance that are based on assumptions we believe to be reasonable.   Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may result,” “will result,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other factors described from time to time in our reports filed with the SEC, including our Report on Form 10-K for the year ended June 30, 2011 and our Report on Form 10-Q for the quarter ended September 30, 2011.  We undertake no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this update or to reflect any change in our expectations with respect to these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date:	January 30, 2012	By:	/s/ PAUL REINBOLT
			Name:	Paul Reinbolt
			Title:	Chief Financial Officer